Exhibit 99.1

CytomX Therapeutics Announces Second Quarter 2020 Financial Results
and Provides Business Update

Company to Host a Conference Call Today, August 6, 2020, at 5:30 p.m. ET / 2:30 p.m. PT

SOUTH SAN FRANCISCO, CA, August 6, 2020– CytomX Therapeutics, Inc. (Nasdaq: CTMX), a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody® technology platform, today reported second quarter 2020 financial results and provided a business update.

“CytomX made broad progress across our clinical and preclinical programs during the second quarter as we further advanced our technology platform, partnerships, and lead drug candidates to several important inflection points,” said Sean McCarthy, D.Phil., president, chief executive officer and chairman of CytomX Therapeutics. “We continue to show leadership in defining new therapeutic antibody modalities with demonstrated potential to address significant unmet medical needs in the treatment of cancer, a mission that remains as important as ever despite the unprecedented challenges being posed by the COVID-19 pandemic.”

Second Quarter Business Highlights and Recent Developments

Clinical Pipeline Progress: ASCO20 Data Presentations and Program Next Steps

In May, CytomX presented broad clinical pipeline progress at the American Society of Clinical Oncology ASCO20 Virtual Scientific Program from four Probody programs advancing in, or towards, Phase 2 studies:

•	CX-2029 and CX-2009, Probody Drug Conjugates designed to target the previously undruggable targets, CD71 and CD166, respectively
•	BMS-986249, a Probody version of the anti-CTLA-4 immunotherapeutic antibody, ipilimumab (Yervoy®) and
•	CX-072, a Probody immunotherapeutic targeting PD-L1.

CX-2029 Phase 1 Data: Preliminary Validation of CD71 as a Novel Oncology Target and Advancement to Phase 2 Expansion Cohorts

•

CytomX and its partner AbbVie presented preliminary clinical data from the first-in-human, Phase 1 dose-escalation study of CX-2029, a Probody drug conjugate targeting the previously undruggable target, CD71 (transferrin receptor), in patients with solid tumors.

•

Evidence of target lesion reduction was seen at doses of ≥2 mg/kg including confirmed partial responses in squamous non-small cell lung cancer (sqNSCLC) and squamous head and neck cancer (HNSCC), which were observed at 3 mg/kg.

•	CX-2029 was generally well tolerated with anemia and infusion-related reactions being the most common adverse events, supporting 3 mg/kg as the Phase 2 expansion dose.
•	Phase 2 expansion cohorts are expected to be initiated in the second half of 2020 in patients with sqNSCLC, HNSCC, esophageal cancer, and diffuse large B-cell lymphoma.

CX-2009: Phase 2 Strategies Focused in HER2 Negative Breast Cancer Subtypes

•

CytomX presented updated clinical data from the first-in-human, dose-escalation, monotherapy Phase 1 study of CX-2009, a Probody drug conjugate targeting the previously undruggable target, CD166, in seven selected tumor types.

•	Evidence of target lesion reduction was observed at doses of ≥4 mg/kg including confirmed and unconfirmed partial responses in patients with HER2- breast cancer.
•	CX-2009 was generally well tolerated at doses up to 7 mg/kg, the dose selected for Phase 2 expansion studies.
•

The previously initiated Phase 2 expansion study of CX-2009 study in HER2 negative/hormone receptor positive (HER2-/HR+) breast cancer was paused in March 2020 due to the impact of the COVID-19 pandemic. In the intervening period, this study strategy has been revised to further focus patient enrollment criteria and is expected to be re-initiated during the second half of 2020. The revised Phase 2 study will continue to evaluate CX-2009 as monotherapy at 7 mg/kg administered every three weeks and enroll at least 40 patients.

•

CytomX also expects to initiate a Phase 2 expansion study during the second half of 2020 evaluating CX-2009 as monotherapy and in combination with CX-072, the Company’s anti-PD-L1 Probody therapeutic candidate, in patients with triple negative breast cancer (TNBC).

BMS-986249: Anti-CTLA-4 Probody Immunotherapeutic

•	Bristol Myers Squibb presented safety data from the dose escalation stage of a Phase 1/2a trial of BMS-986249, a Probody version of the anti-CTLA-4 antibody ipilimumab.
•

This trial assessed the safety, pharmacokinetics, and pharmacodynamics of escalating doses of BMS-986249 as monotherapy or in combination with the anti PD-1 antibody nivolumab (Opdivo®) in patients with advanced cancers. The doses of BMS-986249 ranged from 240 mg to 2400 mg (approximately 3 - 30 mg/kg).

•

BMS-986249 was generally well tolerated as monotherapy and in combination with nivolumab. The types of treatment-related adverse events were consistent with CTLA-4 blockade, and the overall data align with the proposed Probody mechanism of action. No new safety signals were observed.

•	Bristol Myers Squibb has initiated the Part 2a randomized cohort expansion of the ongoing Phase 1/2a trial of BMS-986249 in combination with nivolumab in patients with metastatic melanoma.

During the second quarter, Bristol Myers Squibb also presented a comprehensive preclinical dataset from the anti-CTLA-4 Probody immunotherapeutics, BMS-986249 and BMS-986288, a non-fucosylated Probody of ipilimumab, at the American Association of Cancer Research’s

(AACR) 2020 Virtual Annual Meeting II. These data support the strategy of expanding the therapeutic index for CTLA-4 therapy using CytomX’s Probody technology and provides rationale for the ongoing clinical studies of these agents.

CX-072: Anti-PD-L1 Probody Immunotherapeutic

•

CytomX presented data from seven expansion cohorts evaluating CX-072, an anti-PD-L1 Probody therapeutic administered at 10 mg/kg. CX-072 demonstrated durable anti-tumor activity in patients with IO-sensitive tumors such as TNBC, anal squamous cell carcinoma, cutaneous squamous cell carcinoma, and tumors with high mutational burden.

•

Grade 3/4 TRAEs were 10% and 5.9% for those patients who received monotherapy < 6 months and ≥ 6 months, respectively. Long term patients experienced fewer immune-related adverse events (irAEs) and had no grade 3+ irAEs.

•	The clinical profile of CX-072 continues to be consistent with this agent being a differentiated combination therapy partner. CX-072 will next be evaluated in combination with CX-2009 in TNBC.

Preclinical Pipeline Progress

CX-904 EGFR-CD3 Probody Bispecific

•

CytomX continued to advance CX-904, the lead candidate from the Epidermal Growth Factor Receptor-CD3 T-Cell Bispecific program, towards IND-enabling studies. CX-904 is partnered with Amgen as part of a global co-development agreement.

CX-2043 EpCAM Probody Drug Conjugate

•	CytomX continued to advance CX-2043, the lead candidate from the epithelial cell adhesion molecule (EpCAM)-targeting Probody Drug Conjugate program, towards IND-enabling studies.

Astellas Collaboration

•

CytomX launched discovery activities within the Astellas strategic collaboration that was announced in the first quarter and focused on the discovery, research, development, and commercialization of novel T-cell engaging bispecific antibodies.

COVID-19 Pandemic and Business Continuity

CytomX is committed to ensuring the health, safety and well-being of its clinical study participants, study site staff, and our employees. CytomX continues to closely monitor the COVID-19 pandemic situation and is following local, state, and federal guidelines, including emerging Health Authority guidance and IRB/Ethics Committee recommendations with respect to the conduct of our worldwide clinical trials. In accordance with state and local guidelines, CytomX is following a work-from-home protocol for many of its employees with only select staff, including those in research functions that require laboratory access, having access to CytomX’s corporate offices where multiple layers of safety measures have been put in place.

Second Quarter 2020 Financial Results

Cash, cash equivalents and short-term investments totaled $346.4 million as of June 30, 2020, compared to $296.1 million as of December 31, 2019.

Revenue was $16.6 million for the three months ended June 30, 2020, compared to $9.0 million for the three months ended June 30, 2019.  The net increase in revenue of $7.6 million was primarily due to an increase of $3.4 million from the Amgen EGFR project as a result of a higher percentage of completion progress in the second quarter of 2020, and an increase of $4.2 million related to the recognition of revenue from the $80 million upfront payment under the Collaboration and License Agreement with Astellas entered into in March 2020.

Research and development expenses decreased by $6.8 million during the three months ended June 30, 2020 compared to that in the corresponding period in 2019.  The decrease was largely attributed to $3.4 million for the University of California, Santa Barbara (UCSB) fees paid in 2019 relating to the amendment to the license agreement, and a $0.8 sublicense fee also paid to UCSB in 2019 relating to a $10.0 million milestone earned by the Company for AbbVie’s selection of a second target under the Amended and Restated Discovery Collaboration and License Agreement with AbbVie in 2019 and a decrease of $2.3 million in clinical related expenses due to the decrease in clinical trial activities.

General and administrative expenses decreased by $0.7 million during the three months ended June 30, 2020 compared to that in the corresponding period in 2019 primarily due to a decrease in stock base compensation expense.

Teleconference Scheduled Today at 5:30 p.m. ET

Conference Call/Webcast Information

CytomX management will host a conference call today at 5:30 p.m. ET.  Interested parties may access the live audio webcast of the teleconference through the “Investor & News” section of CytomX's website at http://ir.cytomx.com or by dialing 1-877-809-6037 (U.S. and Canada) or 1-615-247-0221 (International) and using the passcode 5399347. An archive of the webcast will be available on the CytomX website from August 6, 2020, until August 20, 2020.

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company with a vision of transforming lives with safer, more effective therapies. We are developing a novel class of investigational antibody therapeutics, based on our Probody® technology platform, for the treatment of cancer. CytomX has strategic drug discovery and development collaborations with

AbbVie, Amgen, Astellas and Bristol Myers Squibb.

Probody therapeutics are designed to remain inactive until they are activated by proteases in the tumor microenvironment. As a result, Probody therapeutics are intended to bind selectively to tumors and decrease binding to healthy tissue, to minimize toxicity and potentially create safer, more effective therapies. As leaders in the field, our innovative technology is designed to turn previously undruggable targets into druggable targets and to enable more effective combination therapies. CytomX and its partners, comprised of leading biotechnology and pharmaceutical companies, have developed a robust pipeline of potential first-in-class therapeutic candidates against novel, difficult to drug targets and potential best-in-class immunotherapeutic candidates against clinically validated targets. The CytomX clinical stage pipeline includes first-in-class product candidates against previously undruggable targets, including a CD166-targeting Probody drug conjugate wholly owned by CytomX (CX-2009) and a CD71-targeting Probody drug conjugate partnered with AbbVie (CX-2029). CD166 and CD71 are among cancer targets that are considered to be inaccessible to conventional antibody drug conjugates due to their presence on many healthy tissues. The CytomX clinical stage pipeline also includes cancer immunotherapeutic candidates against validated targets such as our wholly owned anti-PD-L1 Probody therapeutic, CX-072, and the CTLA-4-targeting Probody therapeutics, BMS-986249 and BMS-986288, partnered with Bristol Myers Squibb. For additional information about CytomX Therapeutics, visit www.cytomx.com and follow us on LinkedIn and Twitter.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, the potential benefits or applications of CytomX’s Probody platform technology, and CytomX’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of CX-2009 and CX-2029. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel Probody Platform technology; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the risk that the COVID-19 worldwide pandemic may continue to negatively impact the business, research and clinical operations of CytomX or its partners, including the development of preclinical drug candidates due to delays in and disruption of research activities and the development of clinical drug candidates due to delays  in or disruption of clinical trials, including impacts on the enrollment of patients in clinical trials or other clinical trial disruptions; the possibility that the results of early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current pre-clinical research may not result in additional product candidates; CytomX’s dependence on the success of CX-2009, CX-2029, BMS-986249, BMS-986288, and CX-072; CytomX’s reliance on third parties for the manufacture of the company’s product candidates; and possible regulatory developments in the United States and foreign countries.  Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on August 6, 2020. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Probody is a U.S. registered trademark of CytomX Therapeutics, Inc.

Yervoy and Opdivo are registered trademarks of Bristol Myers Squibb.

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues	$ 16,608	$ 9,013	$ 66,201	$ 38,498
Operating expenses:
Research and development	24,066	30,835	66,880	67,211
General and administrative	8,680	9,411	18,252	19,085
Total operating expenses	32,746	40,246	85,132	86,296
Loss from operations	(16,138)	(31,233)	(18,931)	(47,798)
Interest income	454	2,361	1,530	4,856
Other income (expense), net	5	(88)	16	(149)
Loss before income taxes	(15,679)	(28,960)	(17,385)	(43,091)
Benefit from income taxes	—	—	(13,911)	(6)
Net loss	$(15,679)	$ (28,960)	$ (3,474)	$ (43,085)
Net loss per share, basic and diluted	$ (0.34)	$ (0.64)	$ (0.08)	$ (0.95)
Shares used to compute net loss per share, basic and diluted	46,057,063	45,340,023	45,890,510	45,231,239
Other comprehensive income (loss):
Unrealized gain (loss) on short-term investments, net of tax	(320)	136	(41)	291
Impact of adoption of new accounting pronouncement	—	—	—	11
Comprehensive loss	$(15,999)	$ (28,824)	$ (3,515)	$ (42,783)

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30,	December 31,
	2020	2019
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$ 291,388	$ 188,425
Short-term investments	55,013	107,720
Accounts receivable	206	13
Income tax receivable	13,061	—
Prepaid expenses and other current assets	6,898	7,177
Total current assets	366,566	303,335
Property and equipment, net	7,461	7,372
Intangible assets, net	1,240	1,312
Goodwill	949	949
Restricted cash	917	917
Operating lease right-of-use asset	23,967	25,382
Other assets	1,379	2,015
Total assets	$ 402,479	$ 341,282
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 4,927	$ 4,158
Accrued liabilities	21,147	30,051
Deferred revenue, current portion	72,711	51,381
Total current liabilities	98,785	85,590
Deferred revenue, net of current portion	221,542	178,858
Operating lease liabilities - long term	23,323	24,871
Other long-term liabilities	—	850
Total liabilities	343,650	290,169
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized; and no shares issued and outstanding at June 30, 2020 and December 31, 2019.	—	—
Common stock, $0.00001 par value; 150,000,000 and 75,000,000 shares authorized at June 30,2020 and December 31, 2019, respectively; 46,190,070 and 45,523,088 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	1	1
Additional paid-in capital	479,516	468,285
Accumulated other comprehensive income	16	57
Accumulated deficit	(420,704)	(417,230)
Total stockholders' equity	58,829	51,113
Total liabilities and stockholders' equity	$ 402,479	$ 341,282

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(1)	The condensed balance sheet as of December 31, 2019 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.